Exhibit 5.1

1095 Avenue of the Americas New York, NY 10036-6797 +1 212 698 3500 Main +1 212 698 3599 Fax www.dechert.com

November 30, 2023

Femasys Inc.
3950 Johns Creek Court, Suite 100
Suwanee, Georgia

Re: Registration Statement on Form S-3

Dear Ladies and Gentlemen:

We have acted as counsel to Femasys Inc., a Delaware corporation (the “Company”), in connection with the filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-3 (as amended from time to time, the “Registration Statement”) filed on the date hereof by the Company under the Securities Act of 1933, as amended (the “Act”), covering the registration for resale by the selling stockholders named therein (the “Selling Stockholders”) of an aggregate of 18,111,681 shares of the Company’s common stock, $0.001 par value (the “Common Stock”), comprised of: (i) 6,501,685 shares of Common Stock (the “Convertible Note Shares”) issuable upon the conversion of, or that could be issued in satisfaction of accrued interest on, convertible notes (the “Convertible Notes”), (ii) 5,805,083 shares of Common Stock (the “Series A Warrant Shares”) issuable upon the exercise of Series A common stock purchase warrants (the “Series A Warrants”), and (iii) 5,805,083 shares of Common Stock (the “Series B Warrant Shares” and together with the Convertible Note Shares and the Series A Warrant Shares, the “Underlying Shares”) issuable upon the exercise of Series B common stock purchase warrants (the “Series B Warrants” and together with the Series A Warrants, the “Warrants”), that, in each case, were issued in a private placement pursuant to that certain Securities Purchase Agreement dated November 21, 2023 (the “Purchase Agreement”) by and between the Company and each of the purchasers party thereto.

In connection with this opinion (this “Opinion”), we have examined originals or copies (in each case signed, certified or otherwise proven to our satisfaction to be genuine) of: (i) the Registration Statement; (ii) the Company’s Eleventh Amended and Restated Certificate of Incorporation as filed with the Secretary of State of the State of Delaware on June 22, 2021 (as amended to date); (iii) the Company’s Bylaws, as may be amended and restated from time to time; (iv) the Purchase Agreement; (v) the Convertible Notes, (vi) the Warrants, (vii) resolutions of the board of directors of the Company, evidencing corporate action of the Company authorizing the issuance of the Underlying Shares; and (vii) a certificate of an officer of the Company as to matters of fact material to this Opinion.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as original documents, and the conformity to original documents of all documents submitted to us as copies, the legal capacity of natural persons who are signatories to the documents examined by us and the legal power and authority of all persons signing on behalf of parties (other than the Company) to all documents.

We have further assumed that the Underlying Shares will be sold in the manner stated in the Registration Statement, and in compliance with the applicable provisions of the Act and the rules and regulations of the Commission and the securities or blue sky laws of various states and the terms and conditions of the Purchase Agreement.

Our opinions set forth herein are based solely upon the laws of the State of New York and the General Corporation Law of the State of Delaware as in effect on the date hereof, and we express no opinion with respect to any other laws, rules or regulations (including, without limitation, the application of the securities or “Blue Sky” laws of any state to the offer and/or sale of the Underlying Shares).

Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Underlying Shares, when duly registered on the books of the transfer agent and registrar in the name and on behalf of the relevant Selling Stockholder and when issued and delivered by the Company upon conversion of the Convertible Notes, in satisfaction of interest accrued on the Convertible Notes, or upon exercise and payment of the exercise price of the Warrants, as the case may be, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this Opinion as an exhibit to the Registration Statement. We further consent to the use of our name under the heading “Legal Matters” in the Registration Statement. In giving such consent, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission thereunder.

This Opinion is furnished to you in connection with the Registration Statement relating to the resale of the Underlying Shares and is not to be used, circulated, quoted or otherwise relied upon for any other purpose, except as expressly provided in the preceding paragraph. This Opinion is furnished as of the date hereof and we disclaim any undertaking to update this Opinion after the date hereof or to advise you of any subsequent changes of the facts stated or assumed herein or of any subsequent changes in applicable law.

Very truly yours, /s/ Dechert LLP Dechert LLP